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                                                                    EXHIBIT 4.18

                                    AGREEMENT

AGREEMENT made this first day of October, 2004 ("Effective Date") between MITEL NETWORKS SOLUTIONS, INC. (hereinafter referred to as the "Company") and the INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFLCIO (hereinafter referred to as the "Union"). All references herein to gender shall be construed as being equally applicable without any reservation to both males and females.

                                   RECOGNITION

Section 1. The Company recognizes the International Brotherhood of Electrical Workers as the exclusive collective bargaining agent for all technicians employed by Mitel Networks Solutions, Inc. who are engaged in the installation and service of telecommunications systems within the geographic United States. This Agreement does not cover employees covered by another collective-bargaining agreement and specifically excludes all (a) clerical employees, (b) professional employees, (c) marketing representatives, (d) guards, (e) supervisors as defined in the National Labor Relations Act, and (f) all other employees.

                                  WORK COVERED

Section 2. This Agreement covers all installation, inspection and service work in connection with telephone systems, sound and intercommunication systems, including such work in connection with other brands as may be assigned to employees represented by the Union, but does not cover the installation of building power supply outlets by means of which external electrical power is supplied to the aforesaid products. Nothing herein contained shall limit the right of the Company to use its employees for installation and service work on electronic equipment, provided that such other work shall not conflict with the established jurisdictional rights and privileges of the other members of the Union.

Supervisors and other employees outside the bargaining unit shall not be assigned or permitted to perform bargaining unit work except to (a) instruct bargaining unit member(s), or (b) perform experimental work. Supervisors and trainers may assist bargaining unit member(s) in their duties as long as such assignment does not circumvent the terms of this Agreement.

A stockperson shall be employed whenever there are twenty (20) or more hours of stock handling work to be performed weekly in a Geographic Location. Stock handling includes receipt, storage, shipping and handling of inventory, including the keeping of such inventory records as the Regional Director may require of the stockperson. In any cases where there are twenty (20) or more, but less than forty (40) hours of work per week of stock handling, the stockperson may be assigned by the Regional Director to other than technical work sufficient to complete a forty (40) hour work week; provided, however, that no stockperson shall be required to perform complete janitorial service for a Geographical Location.

                                MANAGEMENT RIGHTS

Section 3. The rights of management in the operation of its business are limited only by the provisions of this Agreement as specifically stated herein. Without limiting the generality of the foregoing, the Company reserves the right to determine the number of employees within each job classification as well as the right to assign work based on business needs.

                                   WAGE RATES

Section 4. The minimum basic hourly wage rates of all employees covered by this Agreement and the dates on which they are effective are set forth below:

  10/2/04

Senior Field Service Engineer       ***
Field Service Engineer              ***









Portions of this document marked with "***" are subject to a pending Confidential Treatment Request filed with the Secretary of the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

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Master Telephone Tech***
Telephone Technician-4***
Telephone Technician-3***
Telephone Technician-2***
Telephone Technician-1***

If the Company on or before December 31, 2006 does not file with the U.S. Securities and Exchange Commission to provide its securities in an Initial Public Offering, then employees will receive a four percent (4%) wage increase effective as of October 1, 2006.

The Company will provide a One Dollar ($1.00) per hour additional pay to FSEs and Senior FSEs who have obtained Microsoft Certified Service Engineer (MCSE) certification as of the Effective Date. For those FSEs and Senior FSEs who have not received MCSE certification as of the Effective Date, the Company will provide One Dollar ($1.00) per hour additional pay for obtaining Cisco Certified Network Associate (CCNA) certification. The number and locations of these candidates will be at the discretion of the Company based on market and business needs.

On new construction jobs where telephone systems are to be installed and a Local Union of the IBEW has an agreement or agreements containing a higher rate of pay than the rates in this Agreement for such telephone installation work, and it is established that competitors of the Company are performing such work and are also required to pay this scale of wages, the higher rate of pay less fringe benefit value as established for the journeymen inside wiremen shall be paid on new construction jobs whenever telephone systems and their associated equipment and wiring are to be installed. In locations where no such higher rates exist, the Company shall pay not less than the rates specified in this Agreement. In all cases this national agreement will supercede any local agreement.

An addition to an existing structure shall be considered as new construction for this purpose.

Redecoration, refurbishing, and rehabilitation do not constitute new construction except in that instance where there now exists a practice which was established by mutual agreement prior to the date of this Agreement. Work shall be considered as performed on a new construction job under the foregoing until new construction work is completed and Building Trades workers are no longer performing work at the construction site.

While the foregoing provision as to the scale of wages applies to cabling and other installation work, it does not apply to the work of delivery, uncrating, set-up, programming, adjusting, and servicing of the equipment, which work shall be performed by the Company's employees under the terms of this Agreement.

When rate of pay is involved in other benefits under this Agreement, the rate shall be the employee's existing rate of pay under this Agreement.

With respect to telephone systems work to be performed at a location within the top sixteen (16) Metropolitan Statistical Areas (MSAs) as determined by the U.S. Department of Commerce, the Company agrees that it may subcontract such work only where such action will not cause a loss of work opportunities within that MSA to a technician covered by this Agreement. In addition, the Company may not subcontract work inside an MSA in the top sixteen (16) MSAs in excess of forty
(40) hours per week for a period of six (6) months. Should such subcontract work be sustained for a six (6) month period and should it be reasonably believed to be sustainable over the near term, the Company will hire an employee for each forty (40) hours of work that the Company anticipates will continue. Upon request of a Local Union, the Company will provide documentation of how many hours of work per week have been subcontracted within the relevant MSA during the prior six (6) month period.

With respect to telephone systems work to be performed at a location outside of the top sixteen (16) MSAs, the Company agrees that it may subcontract such work only where such action will not cause a loss of work opportunities within fifty
(50) miles of the domicile of a technician covered by this Agreement.

When subcontracting, Company will make a reasonable effort to give preference to subcontractors who are signatory to an International Brotherhood of Electrical Workers contract. Notwithstanding the above, the Union

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agrees to cooperate with the Company in meeting its commitments to the U.S.
Government to subcontract work to minority businesses.

With respect to the installation of telephone systems wiring to be performed at a location located fifty (50) miles or less from the domicile of a technician, the Company agrees it will not subcontract any such work without first ensuring that none of the employees in the Geographic Location are on lay-off status and such action will not cause a loss of work opportunities to employees covered by this Agreement. Moreover, the Company agrees that subcontracting will not be used as a substitute for the hiring of technicians.

Notwithstanding the above, the Company reserves the right to subcontract work to its authorized and certified dealers when it is requested by a customer or a dealer. The International Office of the International Brotherhood of Electrical Workers in Washington, D.C. shall have the right to verify whether a dealer is authorized and certified by contacting an independent third party.

The Company reserves the right to select the employees to be assigned to this work. Should it become necessary for the Company to subcontract work normally performed by employees in this bargaining unit, the International Office of the Union will, if it believes the Company did not give reasonable consideration to the employees in the bargaining unit, bypass the grievance procedure and refer the issue to the Home Office of the Company.

Senior Field Service Engineers shall be appointed and retained in said classification by fulfilling and maintaining the standards as set forth in Schedule "A" which is incorporated by reference to this Agreement. The Company shall determine at its exclusive discretion the work to be performed by Senior Field Service Engineers.

Field Service Engineers shall be appointed and retained in said classification by fulfilling and maintaining the standards as set forth in Schedule "A" which is incorporated by reference to this Agreement. The Company shall determine at its exclusive discretion the work to be performed by Field Service Engineers.

Master Technicians shall be appointed and retained in said classification by fulfilling and maintaining the standards as set forth in Schedule "A" which is incorporated by reference to this Agreement. The Company shall determine at its exclusive discretion the work to be performed by Master Technicians.

Technicians shall be appointed and retained in one of four levels by fulfilling and maintaining the standards as set forth in Schedule "A" which is incorporated by reference to this Agreement. The Company shall determine at its exclusive discretion the work to be performed by Technicians.

                               HOURS AND OVERTIME

Section 5.A. The normal work schedule for all employees covered by this Agreement shall consist of five (5) consecutive days, Monday through Friday, inclusive, in each calendar week. The Company shall give employees at least one
(1) calendar week's notice of a change in their work schedule.

The two (2) days on which an employee is not scheduled to work shall be scheduled days off, and shall be designated as the "first scheduled day off" and "second scheduled day off". The first scheduled day off shall be Saturday. The second scheduled day off shall be Sunday.

Assignments for Sunday work shall be distributed as equally as possible, dependent upon the character of work to be done, among the employees of a particular Geographic Location.

Subject to the overtime provisions of this Section, the workday of employees shall be scheduled between 8:00 a.m. and 8:00 p .m., except as provided in
Section 5 .C. If the normal workday shift starts after 9:30 a.m. the Company shall first seek volunteers for such shift. Should an insufficient number of individuals volunteer then the Company may assign by inverse seniority an individual to such shift.

The Company retains the right to schedule employees on a regular basis for five
(5) consecutive days, Tuesday through Saturday, inclusive. If an employee is scheduled for five consecutive days, Tuesday through Saturday, he will be paid time and one-half for hours worked on Saturday and double time for hours worked on Sunday. The

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Company shall first seek volunteers for such shift. Should an insufficient number of individuals volunteer, then the Company may assign by inverse seniority individuals to such shift. For the purpose of overtime, Monday shall be considered the "first scheduled day off" for an individual assigned to this shift.

All employees, during their regular scheduled workday, shall have a lunch period, without pay, of not less than thirty (30) minutes or more than one (1) hour, as determined by mutual agreement between the Manager and the respective Local Union involved. If an employee is scheduled to work and actually works ten
(10) hours or more in a day, the Company shall allow him a second meal period, without pay, of not over thirty (30) minutes. If the meal period is actually taken, the Company shall reimburse the employee $8.50 to cover the cost of the meal.

Whether or not an employee has been previously scheduled to work on a holiday or on one of his scheduled days off and is called into work such days, or is recalled to work after completing a day's assignment, he shall receive not less than the equivalent of six (6) hours' pay at his basic salary rate (straight time rate), provided that any amount paid for hours actually worked shall be credited against such minimum guarantee. Notwithstanding the above provision, if a technician handles a service call over the telephone under the provisions provided for under this paragraph, he shall receive not less than one (1) hours' pay at his straight time rate. In accordance with this provision, Technicians may be required to carry and/or wear a mobile communications device provided to them by the Company.

Section 5.B. Consistent with efficient operations, overtime shall be distributed equitably among employees in each occupational group. As much advance notice as practicable will be given each employee required to work overtime. Notice will be given no later than the end of an employee's workday when he is required to work overtime on his next scheduled workday and no later than the end of the employee's second workday prior to his first scheduled day off when he is required to work on his first scheduled day off. When conditions make it impracticable to give advance notice of overtime requirements, an employee will be expected to work such overtime unless he has a bona fide reason for declining. Overtime and premium time shall be paid for as follows:

Time and one-half shall be paid (except in those states where the law requires a greater payment):

(1) for hours worked in excess of eight (8) hours in a day;

(2) for hours worked in excess of forty (40) hours in a calendar week, provided that time and one-half shall be paid for hours worked in excess of thirty-two
(32) hours if one of the holidays designated in this Agreement falls on one of the employees five (5) regular workdays; and

(3) for hours worked on Saturday (except for travel per Section 10(b)).

Double time shall be paid for hours worked on Sunday (except for travel per Section 10(b)).

Holiday double time shall be paid for hours worked on any holiday designated in this Agreement, such payment to be made in addition to the employee's basic salary

Section 5.C. The normal scheduled workday shall be scheduled in advance and shall consist of a regular day shift of eight (8) hours between 8:00 a.m. and 8:00 p.m. except for employees assigned to a night shift. The term "night shift" shall mean any shift of eight (8) consecutive hours exclusive of meal periods, Monday through Friday, starting before 6:00 a.m. or at or after 1:00 p.m. Employees qualified to perform the available work shall be required to work night shifts on the basis of seniority; the most senior of the qualified employees shall be offered first opportunity to work such shift and, if necessary, the next senior employee until the employee with the lowest seniority is reached, which lowest senior employee shall be required to work the night shift. Assignment to a night shift shall be scheduled one week in advance and shall be for at least one (1) workweek. The scheduled starting time of a night shift shall be the same each workday during any one workweek. Employees shall not be required to work night shifts for a continuous period of more than ninety
(90) days in any one hundred eighty-- (180) day period. A night shift differential of twelve per cent (12%) per hour shall be paid in addition to the straight time base rate for hours worked Monday through Friday on a night shift and shall also be paid in addition to the applicable overtime rate for hours worked before or after a scheduled night shift and for hours worked on a night shift on a holiday, Saturday or Sunday. An employee shall not receive the night shift differential for hours worked before or after a regular day shift. No employee shall be required to work more than six (6) hours without being given a meal period, as defined in Section 5.A., such meal period to be given after the third hour and to be completed by the sixth hour.

Time and one-half shall be paid for hours worked before the beginning of or after the ending of the employee's scheduled workday (regular day shift or night shift). If an employee is called in before the commencement of the employee's scheduled workday and works at least eight (8) hours, there shall be no guarantee of work for any hours remaining in the employee's scheduled workday. When an employee is required to report to work without being given at least eight (8) hours off after the completion of his previous work period of not less than eight (8) hours, he/she shall be paid at the overtime rate for all time worked during the succeeding work period.

When the longest period worked in a calendar day is less than eight (8) consecutive hours, the Company will pay an employee, who is available for work, at a straight time rate for the difference between the number of hours worked in one such period and eight (8) hours. In computing the payment due under this provision for hours not worked, no other Section of this Agreement shall apply, except that hours paid in accordance with Section 5.A. for call-in shall be considered as time worked. This provision shall not apply to scheduled days off holidays or temporary closings because of weather conditions, power failure, an Act of God or other circumstances beyond the Company's control. For purpose of this paragraph only, except for employees assigned to a night shift which includes midnight, hours of work performed before midnight will be considered as performed in the calendar day starting at midnight. For employees assigned to a night shift Which includes midnight, the calendar day will be the twenty-four
(24) hour period beginning with the starting time of the employee's scheduled workday.

Any employee scheduled to work during the period of time that commences eight
(8) hours after the end of his regular shift and 2 hours prior to the start of his regular shift shall continue to be paid at a rate of 1-1/2 times his regular rate until he receives at least eight (8) hours rest period (excluding call-outs).

Section 5.D, Depending on business and market needs, the Company will determine the need for stand-by duty for after-hours call-outs, and the number of technicians required in each location. Stand-by duty assignments will be done on a voluntary basis by Company seniority. However should an insufficient number of volunteers be available to meet the requirements, assignments will be rotated on an inverse seniority basis.

Stand-by is defined as being available and responding to call-out when called (i.e., travel outside the coverage area is restricted).

For stand-by duty the Company will provide compensation of *** plus a minimum of 3 hours at straight time rate when called-out and dispatched to customer location.

In situations where a technician is not on stand-by duty, but responds to and accepts a dispatched call, compensation shall not be less than the equivalent of six (6) hours basic salary rate (straight time rate).

                            CONTINUOUS SERVICE CREDIT

Section 6. Each employee shall have continuous service credit with the Company dating from the first date of unbroken service with the Company or any of its predecessors.

The continuous service credit and seniority of an employee will be broken under the following conditions, and when so broken such employee shall be for all purposes considered a new employee if and when rehired:

(a) Resignation or other voluntary termination of employment.

(b) Discharge for just cause.

(c) Absence in excess of three (3) consecutive working days without notice, either by telephone or written message to the District Operations Manager ("DOM"), or his designee, unless satisfactory evidence of inability to so report is shown.

(d) Unauthorized absence after the time limit of an authorized vacation or an approved absence, unless satisfactory evidence of inability to report for work is shown.

(e) Failure to report to work after layoff within seven (7) calendar days after indicating willingness to accept reinstatement when the Company has given the employee written notice to return to such work or failure to notify the Company of his intention to return to work within seventy-two (72) hours after such notice is mailed. Such notice shall be deemed to have been sufficiently given if sent to the employee by certified mail to the last address furnished by the employee to the Company. A copy of such notice shall also be sent to the Local Union involved.

Layoff without recall to work within three years from the date of such layoff.

                                    SENIORITY

Section 7. Based upon an employee's continuous service credit and subject to the following conditions, an employee shall have seniority in a "Geographic Location," and an "occupational group" as those terms are described in the attached Schedule B, which is made a part hereof.

Each new employee shall be hired as an introductory employee and shall not have seniority until the end of an introductory period of thirty (30) days. The DOM, with the concurrence of the Local Union and the introductory employee, may extend the introductory period for up to sixty (60) additional days; in which event the Company's Human Resources Department shall so inform the International Office of the Union. Upon completion of the introductory period, the employee shall be considered as a regular employee and shall have seniority from date of hire. When thus established, such seniority will equal the employee's continuous service credit. There shall be no requirement that the company reinstate or rehire introductory employees if they are discharged during their introductory period. During the period of introductory employment, an employee shall work under the conditions established in this Agreement and shall receive not less than the minimum rates of pay as provided in the attached Wage Schedules.

Credit for continuous service and seniority shall accumulate for two (2) years while an employee is on leave of absence, except for employees on a leave of absence for personal reasons. If an employee takes a leave of absence to serve in the Armed Forces, he shall continue to accumulate credit for continuous service and seniority for the period of such leave of absence.

Duly designated Shop Stewards and the President, Vice President, Recording Secretary, Financial Secretary, Treasurer, Business Manager, and the Executive Board Members of a Local Union shall have top seniority for layoff purposes in their occupational group in their Geographic Location only if they perform steward-like functions, i.e., grievance processing or other on-the job contract administration responsibilities and only to the extent allowed by law.

The Company shall supply the respective Local Unions with a seniority list of the employees covered by this Agreement within each Geographic Location. Such list shall be revised quarterly. The Company shall also provide the Local Union involved with the names of all new employees and those who have been permanently transferred or terminated.

                               SENIORITY TRANSFERS

Section 7A. An employee who is permanently transferred to an established Geographic Location at his own request shall retain his seniority in the Geographic Location from which he was transferred for a period of three (3) months. Thereafter, he shall have seniority in the Geographic Location here then employed equal to his total length of service in such Geographic Location, plus a seniority credit equal to fifty percent (50%) of his previous unbroken seniority with the bargaining unit. After an additional nine (9) months' service in such Geographic Location, he shall be given an additional seniority credit equal to twenty-five (25%) of his unbroken seniority within the bargaining unit prior to this permanent transfer.

An employee who is permanently transferred outside a given Geographic Location at the request of the Company, or who is permanently transferred to a newly established Geographic Location, shall retain full seniority credit as is in effect at the date of transfer.

                                     LAYOFFS

Section 7B. In the event of a layoff, the least senior employee within the Occupational Group selected by the Company within the geographic location where there is a lack of work, will be displaced. An employee who is displaced will have the opportunity to bump the least senior employee within his occupational group who is in his Geographic Location, provided that the displaced employee chooses to travel to the Geographic Location where the work needs to be performed during non-work time and at his own expense.

In the event of layoff, an employee shall receive a gratuity payment equal to two (2) times his/her vacation entitlement.

                                 REINSTATEMENTS

Section 7C. When additional employees are needed in any Geographic Location, employees who have been laid off shall be offered reinstatement in the reverse order in which they were laid off before the positions are filled by the transfer of employees with less seniority or by the employment of new employees. Notification of opening for reinstatement shall be given by the Company, by certified mail, to the last address furnished by the employee to the Company. A copy of such notice shall also be sent to the Local Union involved. Within ninety-six (96) hours after such notice is received by the laid off employee, the laid off employee must advise the Company whether he accepts such reinstatement. If no reply is received by the Company within 7 days after the notice is mailed, the next employee on the seniority list may be notified of the opening. If no employee remains on the seniority list, a new employee may be hired. Employees recalled shall report to work within seven (7) calendar days after indicating their willingness to accept reinstatement. If they fail to report within such time, they shall lose their seniority rights. It will be the responsibility of the laid-off employee to keep the Company and Union advised of the employee's current mailing address.

                                WORK ASSIGNMENTS

Section 7D. The Company has the right to assign any type of work to an employee, and to rotate employees between locations in a Geographic Location. However, consideration will be given to seniority in making such work assignments.

                                    TRANSFERS

Section 8. An employee may be temporarily assigned to work at any location in the United States. Such assignment shall normally not exceed thirty (30) days except that employees may be required to remain at the customer location for periods exceeding thirty (30) days as necessary to complete the assignment. An employee who is assigned a temporary remote job that requires the employee to be away from home from Monday through Friday of the following week will be allowed the two week-end days (i.e. Saturday and Sunday) actually at home. However, no employee may be permanently transferred without his consent. When transferred either on a temporary or a permanent basis, the employee shall be permitted by the International and Local Unions of the IBEW to work at the assigned location.

The Company shall reimburse the employee for any reasonable expenses that are incurred by him in connection with any temporary assignment or permanent transfer which is made at the request of the Company but the Company shall not be liable for any expenses incurred by an employee in connection with any assignment or transfer which is made at the request of the employee. Transfers effected within a Geographic Location as a result of applying the seniority provisions of this Agreement shall be made solely at the expense of the employee involved. In cases of temporary transfer, the employee, upon request, shall be advanced not less than two weeks' prepaid expenses.

                               GRIEVANCE PROCEDURE

Section 9. If there is any grievance, dispute by any employee covered by this Agreement or Union with respect to the interpretation or application of any provision of this Agreement, such grievance, dispute or difference shall be reduced to writing and processed in accordance with the following steps in this grievance procedure, provided, however, that any individual employee, or group of employees, shall have the right at any time to present verbally, or in writing, complaints or grievances to the Company and to have such grievances adjusted, without the intervention of the Union, as long as the adjustment is not inconsistent with the terms of this Agreement, and provided the Union's representative has been given an opportunity to be present at such adjustments.

Step One. The grievance shall be submitted to the aggrieved employee's DOM if the employee's Steward and the DOM fail to settle the grievance within three (3) days, it may be submitted to Step Two.

Step Two. The Region Director and the Union's Business Representative shall attempt to settle the grievance. If no settlement is reached within five (5) days, the grievance may be submitted to Step Three. The Company's Human Resources Department shall be copied.

Step Three. The President and Chief Operating Officer of the Company, or his designated representative, and the International President of the Union, or his designated representative, shall attempt to settle the grievance. If no settlement is reached within a reasonable time (not to exceed thirty (30) days), the grievance may be submitted to arbitration as set forth in Step Four.

Step Four. Any grievance not satisfactorily disposed of in accordance with the steps of the grievance procedure above may be submitted to arbitration under the voluntary arbitration rules then obtaining with the Federal Mediation and Conciliation Service except the Arbitrator shall be selected as follows: The Federal Mediation and Conciliation Service shall submit as soon as possible, to each of the Parties, duplicate lists of the names of seven (7) persons qualified to act. The Union and the Company shall within ten (10) days from the receipt of such lists, indicate the order of preference, if any, for names on their respective lists. These lists shall be returned to the FMCS which shall, thereupon, select the Arbitrator from the name or names remaining.

The Parties agree that the decision or award of such Arbitrator shall be final and binding on each of the Parties and that they will abide thereby, subject to such laws, rules and regulations as may be applicable. The authority of the Arbitrator shall be limited to determining questions directly involving the interpretation or application of specific provisions of this Agreement, and no other matter shall be subject to arbitration hereunder. The Arbitrator shall have no authority to add to, subtract from, or to change any of the terms of this Agreement to change an existing wage rate or to establish a new wage rate. In no event shall the same question or issue be the subject of arbitration more than once. Each Party shall bear the expense of preparing and presenting its own case. The cost of the arbitrator's services and any other expenses incidental to the arbitration, mutually agreed to in advance, shall be borne equally by the Parties.

All grievances shall be presented as soon as practicable after the occurrence upon which the same is based, but in no event later than seven (7) days if the same is a dismissal grievance or later than thirty (30) days if the grievance arises from any other cause.

The failure to submit a grievance within such periods shall constitute a bar to further action thereon. If it is determined under the grievance procedure, including arbitration, that any adjustment in wages is appropriate, such adjustment shall be based upon existing wage rates, and shall be applied retroactively to the date of occurrence, provided that such date is not more than thirty (30) days prior to the date upon which the grievance was presented.

The Company will consider reprimands or disciplinary action against an employee as cleared from his record after an eighteen (18) month period from the date of issuance; provided that there have been no further infractions during that period. The employee's record may be cleared earlier when, in the judgment of the Company, his past service record warrants such action.

                           TRAVEL AND LIVING EXPENSES

Section 10. Employees who are required by the Company to travel on Company assignments shall be compensated as follows:

(a) when temporarily transferred outside the Geographic Location on productive work assignments, a travel allowance at the applicable rate, calculated on his regular base rate of pay for all time required, not to exceed eight (8) hours in any one (1) day.

(b) When traveling for instructional purposes and other nonproductive assignments, a travel allowance for the time spent in such travel, not to exceed eight (8) hours in any one day, at the employee's straight time rate of pay without regard for whether such travel is on a Saturday or Sunday.

When an employee is required to report directly from his residence to a work location other than within his assigned Geographic Location, the time spent in travel which is in excess of the normal travel time between his residence and his assigned Geographic Location and toll charges which are in excess of those normally required in travel between his residence and his assigned Geographic Location shall be paid. There shall be a maximum of forty-five (45) minutes normal travel time for those Technicians on truck take home. The Company shall determine the amount of the excess travel time and it shall be paid at the employee's applicable rate calculated on his basic wage rate.

The time and method of traveling shall be subject to Company instruction.

Each employee shall be reimbursed by the Company for reasonable living expenses incurred by him while away from the city assigned as his base of operations, provided that no such reimbursement shall be made for any particular day unless the employee is required to use a hotel because the distance between his location at the end of the day and his assigned base of operations, or other circumstances, prohibits his return to the city in which his base of operations is located. Employees are to submit valid expense reports in a timely manner. Approved expenses will be paid through the accounts payable system generally within three weeks of submission.

                                   AUTOMOBILES

Section 11. No employee shall be required, as a condition of employment, to furnish an automobile for use in connection with his work.

                                    VACATIONS

Section 12. Employees who on January 1 of each year have continuous service credit as set forth below will be entitled to an amount of vacation in accordance with the following schedule to be taken during the subsequent twelve
(12) month period:

Continuous Service Credit                               Vacations
-------------------------                               ---------
More than 6 months but less than 1 year                  1 week
1 year but less than 5 years                             2 weeks
5 years but less than 10 years                           3 weeks
10 years or more                                         4 weeks
25 years or more                                         5 weeks

The vacation year will begin on January 1 and end on December 31. For the purposes of determining vacation entitlement, continuous service credit does not accrue while an employee is on layoff or leave of absence.

Employees will be paid at their regular rate of pay for any vacation time which they take. Payment in lieu of taking accrued vacation will not be allowed. Employees may carry over a maximum of five (5) days from one vacation year to another. An employee will be entitled to an additional vacation day if a paid holiday falls during his vacation.

Employees must be on the active payroll on January 1 to be eligible for vacation benefits for the subsequent year. An employee who is terminated for any reason will be granted payment for vacation time which had accrued in the preceding vacation year but was not taken in the current year. In addition, where required by state law or when an employee retires, accrued vacation will be paid on a prorated basis.

Vacation scheduling must be approved in advance by the DOM. The DOM, or his designee will consider an employee's seniority in making vacation scheduling decisions, provided that doing so is consistent with the Company's efficient operations.

                                    HOLIDAYS

Section 13. The following holidays shall be observed: New Years' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Four (4) personal holidays will be observed by all employees covered by this Agreement during the period January 1 to December 31 of each year. Each employee shall select the day he desires to celebrate such holidays except that such holidays shall be distributed evenly across the period for each seniority group. Choice of the holidays shall be governed by seniority.

For the term of this Agreement other recognized holidays may be observed in place of Memorial Day and the four (4) personal holidays on the basis of a local understanding between the Local Union Business Representative and the Company Regional Director, subject to the approval by the Human Resources Department of the Company and the International Office of the Union. In the absence of any local agreement with respect to these five (5) holidays, the above named holidays shall be observed. When any holiday designated in this Section falls on Sunday, and Monday is the day commonly observed for that holiday, such Monday shall be considered as the designated holiday. When any holiday designated in this Section falls on a Saturday, and Friday is the day commonly observed for that holiday, such Friday shall be considered as the designated holiday. In the event that a designated holiday falls on an employee's designated day off other than Saturday or Sunday, the DOM, or his designee, shall grant the employee his next scheduled workday off, or permit the employee to select any day off within the next fourteen (14) calendar days. In order to qualify for holiday pay, an employee must work his scheduled day before and after the holiday unless excused in writing by medical authority.

The Company shall pay employees at their straight time hourly base rate not to exceed eight (8) hours for each of the above-designated holidays. Employees who are required to work on any one of the designated holidays shall be paid at two times their straight hourly base rate for hours worked. Such payment to be made in addition to the employee's basic salary. An employee who is on jury duty, appearing as a subpoenaed witness in court or on non-war military duty shall receive holiday pay in accordance with this Section instead of the payments provided for in Section 17.

                            AGREEMENT AGAINST STRIKES
                                  AND LOCKOUTS

Section 14. There will be no strike, refusal to work, slowdown, sit-down, picketing, or boycott by the Union or its affiliated Locals or members, or lockout on the part of the Company during the term of this Agreement, provided that a member of the Union may refuse to enter upon the premises of any employer other than the Company if the employees of such employer are engaged in a strike ratified or approved by a representative of such employees whom such employer is required to recognize pursuant to an applicable state law or the labor Management Relations Act of 1947, as amended.

In consideration of this Agreement, the Union agrees not to sue the Company, its officers or representatives, and the Company agrees not to sue the Union, its officers, agents or members for any labor matters in any court of law or equity.

                                 UNION SECURITY

Section 15.A. Union Shop. It shall be a condition of employment that all employees of the Company covered by this Agreement who are members of the Union on the effective or execution date of this Agreement, whichever is later, shall remain members and those who are not members on the effective or execution date of this Agreement, whichever is later, shall on the thirty-first (31st) day following the effective or execution date of this Agreement, whichever is later, become and remain members of the Union. It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective or execution date, whichever is later, shall, on the thirty-first
(31st) day following the beginning of employment, become and remain members in good standing in the Union. This provision shall not apply in any location where it is prohibited by state law, and if so prohibited it shall apply whenever the law is changed so that it may be effective.

Section 15.B. Checkoff. Except for any employee employed in a state in which assignment is prohibited or void, upon receipt of an employee's written authorization which shall not be irrevocable for more than one year, or beyond the termination day of this Agreement, whichever occurs sooner, the Company shall deduct from such employee's wage on the second bi-weekly pay day of each month the Union dues and remit same to the duly authorized representative of the Union, together with a list of names of the employees from whose pay deductions were made.

Within thirty (30) days after receipt of a written authorization from the employee, the Company will deduct an amount equal to the reasonable initiation fee uniformly required as a condition of acquiring membership in the Union and will remit said amount to the duly authorized representative of the Union, together with a list of the names of the employees from whose wages such deductions were made.

The Local Union agrees to hold the Company free from all liability in connection with dues and/or initiation fee collection except for ordinary diligence and care in transmittal of the monies to the Local Union, and further agrees that the Company will not be required to deduct from an employee's wages both Union dues and initiation fees in the same month.

                         ABSENCE FOR PERSONAL ILLNESS OR
                          DEATH IN THE IMMEDIATE FAMILY

Section 16.A. Personal Illness. Employees who are absent from work due to personal illness are eligible for paid sick leave. Paid sick leave will accrue at a rate of .563 days per month. Paid sick leave will be paid at an employee's straight time rate of pay. Any employee may accumulate up to forty (40) days of paid sick leave. Accrued sick leave does not pay out upon termination of employment. In addition, employees will receive up to eight (8) hours of paid leave for absence due to medical appointments.

Section 16.B. Death in the Family. An employee who is absent from work solely because of the death and funeral of their spouse, child, step-child, foster child (if living in the employee's home), son-in-law, daughter-in-law, grandchild, parent, step-parent, grandparents, grandparent-in-law, brother, brother-in-law, sister, sister-in-law, mother-in-law or father-in-law will be compensated, on the basis of straight time earnings, for the time lost by him from his regular schedule by reason of such absence, for up to three (3) days for each such absence and up to eight (8) hours per day.

If an employee is entitled to receive, upon proper application, weekly disability benefits under the California Unemployment Insurance Code for the same period when he is also eligible for "absence payments" under this Section, the Company will pay such "absence payments" if otherwise eligible, in an amount equal to the difference between the employee's basic weekly rate and the amount paid to the employee under the California Unemployment Insurance Code.

If an employee is entitled to receive temporary disability benefits under any State Workers Compensation Law and state law provides that such benefits must be paid to the employee regardless of his pay status, any "absence payments" under this Section for the same period will be reduced by the amount of such Workers Compensation payment.

                          LEAVE OF ABSENCE FOR JURY AND
                                  MILITARY DUTY

Section 17. Leave of absence shall be granted for jury duty and for military duty to employees. If an employee is called for jury duty, the Company shall pay the employee's regular basic salary rate for the duration of the jury duty. An employee called for non-war military duty shall be paid the difference between the base military pay, plus such allowances as flight pay and submarine pay, and the employee's regular basic salary rate with the Company for a period of ten
(10) days if the employee is called for training.

Any employee who enters or is called into the Armed Forces of the United States, for an extended period of time (generally for more than thirty (30) days), will be granted as unpaid leave of absence. Upon satisfactory completion of military service, the individual will be re-employed in the position which he would have attained had he remained in continuous employment with the Company, or a job of like status or pay.

                          LEAVE OF ABSENCE FOR ILLNESS,
                              INJURY OR DISABILITY

Section 18.A. An employee who shall be found and certified by the employee's attending physician to be unable to perform regularly assigned duties with the Company because of illness, injury or disability, shall receive a leave of absence without pay, but with service credit and seniority accumulating while such condition continues. If the disability continues beyond six (6) months, the employee shall receive an additional leave of absence not to exceed an additional six (6) months, without pay, with service credit and seniority accumulating. If the disability continues beyond one (1) year, the employee shall receive additional leaves of absence, without pay, not to exceed six (6) months in the case of any leave of absence, or a total of twelve (12) months, with service credit and seniority accumulating, and at the end of a total period of two (2) years, if the employee has not returned to work, the employee's service credit and seniority will be broken and terminated.

Section 18.B. At the discretion of the Company, an employee may be granted a personal leave of absence for up to six (6) months without pay, during which time service credit and seniority will not accumulate.

                       LEAVE OF ABSENCE FOR UNION BUSINESS

Section 19. Any member of the Union shall, on written request of the Union and approval by the Company, be granted a leave of absence for Union business for a three (3) year period. Extensions of one (1) year shall be requested and granted on written request of the Union and approval by the Company prior to the termination of such leave.

                                  LICENSE FEES

Section 20. Whenever a state, city, county, or other local governing body requires the purchase of a license by telephone technicians, employees in those occupational classifications covered by the respective license law shall be required to purchase their own licenses in accordance with the law.

For those employees who are required by law to purchase a license, the Company will pay one hundred percent (100%) of each employee's examination charge and annual license fee.

                          RECOGNITION OF SHOP STEWARDS

Section 21. The Company recognizes the right of the Union to designate Shop Stewards who shall be recognized as the representative of the Union as provided herein. Stewards shall be authorized to take up grievances that may arise from time to time. The Local Union shall supply the Company with a list of the names of the shop stewards and shall update this list when the circumstances warrant.

The Local Union Business Manager and/or an International Representative of the Union shall have access to any Region during working hours for the purpose of investigating grievances, complaints or matters arising out of the application of this Agreement. The Union Representative will notify the Regional Director of his intended visit.

                                     SAFETY

Section 22. The Company will make all reasonable provisions for the safety and health of its employees during hours of employment. The Union agrees to encourage its members to become aware of and utilize Industry and Company standards and practices concerning safety and health matters in performing their duties.

                                      TOOLS

Section 23. All tools and test equipment required for the work covered by this Agreement shall be supplied by the Company. Each employee shall be responsible to account for the tools and test equipment so supplied, ordinary wear and tear excepted. Non-expendable tools and test equipment lost, damaged, or stolen through employee's negligence shall be replaced or paid for by the employee. It shall be the employee's responsibility to request replacements for tools and to maintain his tool kit in good and complete condition. Upon such request, it is the Company's responsibility to furnish such replacements. Each technician's kit shall be checked at least once during each six (6) months' period against the standard kit list. At that time all necessary tools will be added to bring the kit up to standard. To the extent that the Company provides a mobile phone to employees covered by this Agreement, at Company expense, for employee's reasonable business use, employee's will reimburse the Company for any charges arising out of employee's personal use of the Company provided phone. If no Company phone has been provided to an employee covered by this Agreement, the Company will reimburse the employee for the actual costs of the airtime charges for the business purpose calls using such employee's personal phone provided that such employee submits such charges, with substantiation, through the regular expense reporting process.

                                   DRESS CODE

Section 24. The Company has a right to expect employees to be neat, clean and to dress in a business-like manner as working and weather conditions dictate. The Company reserves the right to implement a reasonable dress code should conditions warrant.

                        NEW OCCUPATIONAL CLASSIFICATIONS

Section 25. In the event the Company establishes a new occupational classification, the salary rate applicable shall be determined by negotiations between the Company and the Union. Operations shall not be delayed through failure to immediately agree upon a salary rate applicable to any such classification. In such cases, pending the results of negotiations, the Company will establish and place into effect the new occupational classification and the Company proposed salary rate applicable thereto. A negotiated rate finally established which is higher than the Company proposed salary rate will be paid retroactive to the date of the start of the occupational classification.

                                    INSURANCE

Section 26. Insurance Programs

A. Group Life Insurance: The Company will provide Group Life Insurance Programs for basic life, accidental death and dismemberment and travel accident. These insurance programs will provide two (2) times an employee's annual earnings to his beneficiary.

B. Temporary Disability Insurance: The Company will provide and pay for the private plan of non-occupational disability benefits currently in effect for full-time employees covered by this Agreement. If at any time during the term of this Agreement the Company is required by law to participate in a State administered plan which provides disability benefits, such employees will receive benefits solely from such State plan.

C. Comprehensive Health Care Plan: The Company will provide a Comprehensive Health Care Plan (the "Plan") for full-time employees and their eligible dependents. Employees are responsible to pay up to twenty percent (20%) of the applicable monthly premium or monthly premium equivalent as annually established for either individual or family coverage. The rates payable by an employee during 2004 under the Plan (except for life, disability, dental and vision insurance) will remain unchanged until September 30, 2007, if the employee does not change his/her Plan or dependent status. During the term of this Agreement, employee co-pay for prescription medicines will not be increased from the current Plan requirement of $5.00 for generic prescriptions, $15 for formulary prescriptions and $25 for non-formulary prescriptions. Any changes in the Plan will not take effect until the Union is notified and afforded an opportunity to discuss such changes for purposes of ensuring good faith dealings and a smooth transition.

                       401(k) SAVINGS AND RETIREMENT PLAN

Section 27. The Company will provide a qualified 401(k) Savings and Retirement Plan. Under this Plan, an eligible employee may elect to contribute up to the maximum amount allowable by law from time to time (within discrimination testing rules) of annual base pay.

The Company will make matching contributions equal to seventy-five percent (75%) of the first six percent (6%) of base pay (up to a maximum of $3,000) contributed through salary deferral. Base pay is the employee's base hourly rate times the number of hours worked each week not to exceed 40 hours.

Notwithstanding the above, the Plan's administration and implementation will be in compliance with ERISA.

The Company will make available to Employees covered by this Agreement a total of twelve- (12) investment fund options. The 401 (k) Plan available to Employees covered under this Agreement is a self-directed plan and the employee is solely responsible to direct his or her own investment accounts. The Company recommends that employees seek the counsel of an independent professional financial advisor with respect to the handling of the self-directed retirement plan account.

                        PROVISION AGAINST DISCRIMINATION,
                            INTIMIDATION AND COERCION

Section 28. There shall be no discrimination against any employee because of sex, race, color, national origin, creed, age, disability, veteran's status or Union activity or membership.

                                  SEPARABILITY

Section 29. Should any provision of this Agreement be declared illegal by any court of competent jurisdiction, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect and the parties shall thereupon seek to negotiate substitute provisions which are in conformity with the applicable laws.

Any local understanding relative to the interpretation or application of any provision of this Agreement must be executed and approved by the International Office of the Union and the Human Resources Department of the Company before becoming effective.

                    TERM AND NOTICE OF CHANGE OR TERMINATION

Section 30. This National Agreement shall be effective the 1st day of October, 2004, and shall continue in full force and effect to and including the 30th day of September, 2007 and thereafter be automatically renewed from year to year from the 1st day of October, unless notice in writing shall be given by either party to the other of changes desired in the Agreement or of its termination, at least sixty (60) days prior to September 30, 2003 or sixty (60) days prior to a subsequent applicable expiration date after automatic renewal. If the Parties do not reach an agreement with respect to such proposed changes, or a new agreement in the event termination notice has been given prior to said expiration date, then this National Agreement shall terminate on its expiration date. The Parties may, however, by mutual consent, extend this Agreement for a specific period of time to allow further negotiations. Section 30.A. The Company agrees to advise the Union in writing one (1) month in advance of a change in name or ownership. Before any such change, the new ownership shall be given a copy of this collective bargaining agreement. The Company further agrees to request that the new ownership offer employment to Seller's employees.

                    STOCK OPTIONS/EMPLOYEE PURCHASE OF STOCK

Section 31. The Company will issue its standard stock options to employees once within thirty (30) days of the date of execution of this Agreement and once again on or before October 1, 2005, in the following amount per issuance: 650 for Master Technicians; 750 for Field Service Engineers; and 850 for Senior Field Service Engineers.

The Company will allow employees covered under this Agreement to participate in the stock purchase aspects of the Employee Stock Option Plan ("ESOP"). This undertaking is subject to the right by the Company to withdraw the ESOP or the stock purchase feature so long as it does so for all of its employees.

The Company also reserves the right to modify or enhance the ESOP, in whole or in part, without including the employees covered by this Agreement. If the ESOP or the stock purchase feature is withdrawn or otherwise changed, the IBEW shall have the right to reopen negotiations as to this matter concerning the stock purchase feature. The Company will notify employees covered under this Agreement of the stock purchase feature.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed hereinbelow by their respective duly authorized representatives on the date first appearing above.

Jerry Sparling
Vice President

INTERNATIONAL BROTHERHOOD ELECTRICAL WORKERS, AFL-CIO By:

APPROVED:

/s/ Edwin D. Hill
------------------------------
Edwin D. Hill
International President

MITEL NETWORKS SOLUTIONS, INC.

By: /s/ Jerry Sparling
    --------------------------
    Jerry Sparling

                                   SCHEDULE A

Introduction

The Company maintains four occupational groups within its represented field technical group. Each occupational group has specific requirements that must be met. New hires can be assigned to any occupational group provided they meet the necessary requirements. After a new hire completes his introductory period, he can request that his Status be reviewed to determine if he should be placed at a higher Technician level. In the event that such employee is not placed in a higher Technician level, he may avail himself of the grievance procedure to contest such action.

The Company reserves the right to require re-certification of any employee in any occupational group when it has reasonable cause to believe such employee does not fulfill the requirements for such position. An employee who fails to pass a re-certification will be given six months to re-certify. If the employee fails such second attempt to pass the re-certification such employee may be reclassified. In the event an employee who has been re-classified again fails to re-certify at his former level within a six (6) month period, such employee will be subject to termination. In the event that an employee is re-classified or terminated, he may avail himself of the grievance procedure to contest such demotion or termination.

Notwithstanding the above, the Company has the right to require re-certification of senior field service engineers every two (2) years at the direction of the Company.

Training

The District Operations Manager will develop with each employee covered under this Agreement a mutually agreed upon training plan to aid each such employee in his or her efforts to obtain the requisite training to maintain his or her job classification during the term of this Agreement. As a part of the training plan, each such employee may, as required in each individual case, be scheduled for up to one hundred twenty (120) personal training hours during the term of this Agreement. The Company will make a good faith effort to ensure the employee scheduled for personal training is not interrupted during the scheduled time to perform service.

On at least a yearly basis, the Company will meet with the Union to review the criteria which is taken into account in deciding who is selected for products specific training, when they are selected, on which equipment they are trained, and how the procedure will be performed in the future.

In deciding which employees are trained on which equipment, a major factor that will be taken into account is what type of equipment is installed and serviced in the Geographic Location in which the Technician works.

Any training provided to members of a particular job classification in a particular Geographical Location will be offered on a seniority basis provided the senior person or persons have the requisite minimum skills and attributes necessary to make such training mutually advantageous to the Company and employee.

In order to help ensure that an employee may maintain competence at his level, and improve upon already existing skills, the Company will provide training which is specific to the equipment that the technician is expected to install and service. It is the employee's responsibility, however, to seek out and acquire general technological training which is generic in scope. In order to assist an employee in acquiring such training, the Company has implemented a tuition reimbursement program. Employees will reimburse the Company for any moneys the Company expends in providing non product specific training, which is intended to lead to certification, by an independent party, to the extent the employee leaves the Company on his/her own volition within two (2) years of receiving such training. The training will-be deemed to have been received at such time as the employee becomes certified or fails to pass the certification test. The Company will have employees sign an agreement with respect to such before employee enters the program.

Evaluation

Employees will be given annual performance evaluations. One component of this evaluation will be customer satisfaction, but only as it relates to the performance of the employee. The Company may, in its sole discretion, provide remuneration based on customer satisfaction and recognition upon achievement of a higher level of certification. However, such remuneration shall not be part of, or included in, an employee's wage rate. The Company may also, in its sole discretion, provide recognition to employees who achieve outstanding customer satisfaction.

In no event will said performance evaluation be used, however, to discipline an employee, but it may be utilized to develop a plan for improvement in areas where the Company has determined it is required.

Master Telephone Technician, FSEI Senior FSE Application Evaluation forms (Copies Attached).

Applications/Evaluation forms and prerequisites lists for Master Telephone Technician, Field Service Engineer and Senior Field Service Engineer may be obtained from the individual Region Offices or from HR.

1. Telephone Technician ("Technician")

This occupational group is used as an entry-level step and training group, consequently it has four steps. A candidate can jump or bypass any of the steps provided that he meets the criteria of the level being considered for.

Level 1 Technical school graduate with no practical experience.

Level 2 Basic telephony knowledge. At least six (6) months of practical experience in the business. Demonstrated ability to layout, install and service key systems and like products.

Level 3 At least one (1) year of practical experience in the business. Demonstrated ability to layout, install and service key systems and like products.

Level 4 Solid telephony knowledge. At least eighteen (18) months of practical experience. Ability to install and service at least one (1) of the Company's major distributed products.

Any new hires into the Technician occupational group must achieve the necessary requirements to advance to Master Technician status within a three (3) year period. Employees who fail to do so may be subject to termination.

The Company will provide a six (6) month promotional review for all Technicians in order to assess their status. These reviews will be conducted by the DOM, and employees will be counseled regarding any deficiencies they may have. If, however, an employee wants to progress more quickly, he may apply for a promotion to a higher level at an earlier time. In the event that an employee is not promoted after seeking a higher level, he may avail himself of the grievance procedure to contest such decision.

2. Master Telephone Technician

A Master Telephone Technician is one who has met and continues to meet the challenges of new technology with a "can do" attitude. He is a specialist in at least two (2) of the Company's product lines and is typically among the most proficient technicians in the group.

Criteria

- Demonstrated commitment to keeping abreast of new technology in his area of expertise.

-     Knowledge of special services telephony (transmission and signaling).

-     Understanding of data communications.

- Have actively and successfully participated in Company provided training programs and shown an initiative to broaden their knowledge through outside training means.

- Have obtained knowledge of digital and microprocessor technology through technical school training or recognized self-study programs.

-     Attain a passing grade on the Company-administered written test.

Master Telephone Technician Selection Process

The Company will initiate the review of each Technician for promotion to Master Technician shortly before the time in which the individual has served in the Technician classification for three (3) years. The candidate may also initiate the request for promotion to Master Technician at an earlier time through his supervisor. Once the request is approved, a review of the qualifications will be completed by the DOM.

The qualifications will reflect the Technician's ability to configure, program and troubleshoot the systems in their area of expertise. A basic understanding of voice and data communications will also be required. In the event that a Technician is not promoted to a Master Technician after applying for such position, he may avail himself of the grievance procedure to contest such decision by the Company.

3. Field Service Engineer

This occupational group develops and rewards the Technicians who have demonstrated superior technical knowledge and skills combined with outstanding communication and customer relations skills. The position carries with it a high degree of visibility and status within the organization and a candidate must demonstrate maturity and high standards of conduct.

He must be credible as a leader by exhibiting superior knowledge and the ability to impart his knowledge to others in his work group. In addition he may be called to provide formal or informal training.

Criteria

- Successful completion of approved external job related training, i.e., community college technical course, vocational school, or approved self-study program.

-     Hold current Certifications on all major products.

-     Attain passing mark on the Company administered written test.

FSE Selection Process

Application

The candidate must initiate the application through his DOM, who reviews the process with him and answers any related questions. The application, with a completed background information form, is submitted to the Regional Director, after which a formal examination is scheduled. This examination will take place no later than ninety (90) days from application date.

FSE Examination

The FSE examination consists of 100 random questions, requiring the applicant to demonstrate a thorough knowledge of the current Mitel product line, a comprehensive knowledge and understanding of the DOS commands as related to the Mitel 3300 and Windows computer operating systems, and a basic understanding of LANs, WANs, and data networking theory and components.

Source material for product questions used on the exam are derived from Mitel technical training courses on SX-2000, SX-200, SX200ICP, MN3300, ACD, ISDN, and NuPoint and CCNA preparation materials. Source material for questions on DOS, Windows, data communications, data networks, and LAN/WANs, are courses that are available from the Multimedia Learning Center in Kanata. Any books or courses that cover the above topics in detail will serve as equivalent reference material when preparing for the examination.

The minimum-passing grade on the examination is 75%. If a candidate fails the exam, he can re-apply after six

(6) months, after having demonstrated efforts to strengthen knowledge in the failed areas. The retest will consist of another 100 randomly generated questions.

Responsibilities

All Field Service Engineers are expected to Assist fellow Technicians in solving technical problems and escalating unresolved problems, through proper channels, to a satisfactory solution.

- Take charge of installations and other situations, leading fellow Technicians to efficient and professional conclusions.

- Interface with telephone company personnel and escalate when necessary to resolve technical problems with outside circuits and equipment

- Set an example for other Technicians by producing accurate and complete paperwork in a timely manner.

-     Conduct specialized training when required.

- Interface directly with management regarding test equipment needs, parts inventories, and training requirements for the work group.

- Maintain their technical education and, by example, foster the advancement of others.

4. Senior Field Service Engineer

This occupational group is established to develop/seek the necessary technical skills to meet rapid changing technologies which are affecting the telecommunication industry. Technologies such as IP Telephony, Applications, Voice/Data/Video Imaging, Consolidated Networking and open system architecture demand understanding and knowledge of computing and data networking environments along with knowledge of voice processing and voice communications.

Candidates for this group will have achieved the requisites for promotion or entry through a combination of:

a) Company provided training and training materials.

b) Outside courses may be reimbursed through the Company Tuition Reimbursement Program.

c) Self development including self paced skill based courses and industry related publications.

d) Practical experience.

Criteria

-  Ability to fulfill the requirements of the FSE classification

-  Demonstrate proficiency in the following areas:

      -  Computer literacy in operating systems

      -  DOS commands as related to the MN3300, and current Windows variant

      -  Switched 56

      -  Frame relay

      -  Fiber Optics Computer network architecture

      -  Client server

      -  Protocols - TCP/IP

      -  LANs, WANs, MANs or Gateways, Routers, Bridges

      -  Ethernet, Token Ring Applications, Integration

      -  Computer/Telephony integration

      -  Network management

      -  ACD, Call Centers, E911

Senior FSE Examination

The Senior FSE examination consists of 150 random questions, requiring the applicant to demonstrate a thorough knowledge of the current Mitel product line, a comprehensive knowledge and understanding of major computer operating systems, and an in-depth understanding of LANs, WANs, and data networking theory and components.

Source material for product questions used on the exam are derived from Mitel technical training courses on SX-2000, SX-200, ACD, ISDN, MN3300, SX200ICP, and NuPoint products. Source material for questions on DOS, Windows, data communications, data networks, and LAN/WANs, are courses that are available from the Multimedia Learning Center in Kanata. Any books or courses that cover the above topics in detail will serve as equivalent reference material when preparing for the examination. In addition, any publications that will help prepare an individual for Microsoft's MCP or MCSE certification, Cisco CCNA are valuable source materials.

The minimum passing grade in the written test category is eighty three percent (83%). If an individual does not achieve a passing grade, the Company will counsel the employee and help identify the areas/topics that need focus.

If a candidate fails the exam, he can re-apply after six (6) months after having demonstrated efforts to strengthen knowledge in the failed area. The retest will consist of another 150 randomly generated questions.

The Company and Union will meet on a yearly basis to review the program's progress/success.

The Company reserves the right, in the future, to determine the maximum number and location of Field Service Engineers and Senior Field Service Engineers. However, prior to implementing this right, the Company and the Union will discuss the procedure to be followed.

SCHEDULE B

a) Occupational Groups

Group I Senior Field Service Engineers
Group II    Field Service Engineers
Group III   Master Telephone Technicians
Group IV    Telephone Technicians

b) Geographic Locations

Geographic Locations are set forth below, identified by the appropriate three digit numbers. Geographic Locations may be changed by written mutual agreement between the Home office of the Company and the International Office of the Union. Such changes can be made at any time during the terms of this Agreement provided mutual agreement is reached. Employees are assigned on a Geographic Location basis.

STATE    LOC#    LOCATION
-----    ----    -------------------------
MA       101     Boston Providence
         102     Springfield
CT       103     Hartford
NY       104     Albany
         105     Buffalo
         106     Rochester
         107     Syracuse
         108     New York City
         109     Long Island
NJ       110     North Jersey
PA       111     Philadelphia/South Jersey
         112     Pittsburgh
MD       113     Baltimore/Washington
VA       114     Richmond/Norfolk
NC       115     Charlotte
         116     Raleigh/Durham
SC       117     Columbia
GA       118     Atlanta
FL       119     Miami/Ft. Lauderdale
         120     Tampa
         121     Orlando
         122     Jacksonville
LA       123     New Orleans
AL       124     Mobile
TN       125     Memphis
         126     Knoxville
         127     Nashville
OH       128     Cincinnati
         129     Columbus
         130     Cleveland
         131     Dayton
MI       132     Detroit
MO       133     Kansas City
         134     St. Louis
IL       135     Chicago
IN       136     Indianapolis
KY       137     Louisville
TX       138     Dallas/Ft. Worth
         139     Houston
         140     San Antonio
         141     Austin
CO       142     Denver
AZ       143     Phoenix
CA       144     Los Angeles
         145     San Francisco/Bay Area
         146     San Diego

[ATTACH ORIGINAL EXECUTED LETTER]

ADMINISTRATIVE LETTER

Mitel Communications Solutions, Inc.

LETTER NO. 1

Date: October 1, 2000

Mr. J. J. Barry, International President
International Brotherhood of Electrical Works, AFL-CIO
1125 Fifteenth Street, N.W.
Washington, DC 20005

      RE:  Geographic Location Wage Differentials

Dear Mr. Barry:

This is to confirm the understanding reached between Mitel Communications Solutions, Inc. (the "Company") and the International Brotherhood of Electrical Workers (the "Union") regarding potential Geographic Location wage differentials.

Subsequent to the ratification of the collective bargaining agreement recently negotiated between the parties, the Company will consider the application by any local Union for a wage rate differential in excess of the negotiated rates based upon such considerations as the cost of living and market conditions in a particular Geographic Location.

It is understood and agreed that this letter shall be effective only for the duration of the recently negotiated collective bargaining agreement, unless terminated at an earlier date by mutual consent of said parties.

FOR THE UNION:                           FOR THE COMPANY:

------------------------------------     ---------------------------------------
J. J. Barry, International President     Carl Carruthers, Vice President/General
                                         Manager

     [ADMINISTRATIVE LETTER NO. 2, DATED OCTOBER 1, 2000, SHALL NO LONGER BE
                        EFFECTIVE AS OF OCTOBER 1, 2004.]

[ATTACH ORIGINAL EXECUTED LETTER]

ADMINISTRATIVE LETTER

Mitel Communications Solutions, Inc.

LETTER NO. 3

Date: October 1, 2000

Mr. J. J. Barry, International President
International Brotherhood of Electrical Works, AFL-CIO
1125 Fifteenth Street, N.W.
Washington, DC 20005

      RE:  Scope of Agreement

Dear Mr. Barry:

This is to confirm that neither this collective bargaining agreement nor its terms apply to employees employed outside the United States. Likewise, this collective bargaining agreement will not control diagnostic and/or programming work which has been relocated from Mt. Laurel, New Jersey to Kanata, Ontario, Canada.

FOR THE UNION:                                FOR THE COMPANY:

-----------------------------------------     ----------------------------------
J. J. Barry, International President          Carl Carruthers,
                                              Vice President/General Manager

[ATTACH ORIGINAL EXECUTED LETTER]

ADMINISTRATIVE LETTER
Mitel Communications Solutions, Inc.

LETTER NO. 4

Date: October 1, 2000

Mr. J. J. Barry, International President
International Brotherhood of Electrical Works, AFL-CIO
1125 Fifteenth Street, N.W.
Washington, DC 20005

      RE:  Secondary and Tertiary Markets

Dear Mr. Barry:

This is to confirm the understanding reached between Mitel Communications Solutions, Inc. (the "Company") and the International Brotherhood of Electrical Workers (the "Union") with respect to secondary and tertiary markets.

The Union understands that the Company is, and may from time to time during the term of this Agreement continue to be, in the process of selling off its installed base of customers in certain secondary and tertiary markets to Platinum Elite VARs, Elite VARs, and Mitel Dealers of Mitel, Inc. (collectively "Dealers"). The Company agrees to use its good faith, best efforts to encourage said Dealers to employ technicians affected by this process on mutually satisfactory terms and conditions.

FOR THE UNION:                           FOR THE COMPANY:

------------------------------------     ---------------------------------------
J. J. Barry, International President     Carl Carruthers, Vice President/General
                                         Manager

[ATTACH ORIGINAL EXECUTED LETTER]

ADMINISTRATIVE LETTER
Mitel Communications Solutions, Inc.

LETTER NO. 5

Date: October 1, 2000

Mr. J. J. Barry, International President
International Brotherhood of Electrical Works, AFL-CIO
1125 Fifteenth Street, N.W.
Washington, DC 20005

      RE:  Special Skill Work

Dear Mr. Barry:

This is to confirm the understanding that from time to time, the Company may have opportunities which involve work which requires skills or knowledge not possessed by its bargaining unit employees. The parties agree that the Company may subcontract this work notwithstanding any limit on its right to subcontract contained in the collective bargaining agreement. However, the parties agree that this side letter will not be utilized to avoid training bargaining unit employees to do this work. Rather, in the event the Company reasonably expects the demand for a particular type of work or skill to continue for longer than six (6) months, the Company will attempt to develop its employees to meet the demand.

FOR THE UNION:                                FOR THE COMPANY:

----------------------------------------      ----------------------------------
J. J. Barry, International President          Carl Carruthers,
                                              Vice President/General Manager

[ATTACH ORIGINAL EXECUTED LETTER]

ADMINISTRATIVE LETTER
Mitel Communications Solutions, Inc.

LETTER NO. 6

Date: October 1, 2000

Mr. J. J. Barry, International President
International Brotherhood of Electrical Works, AFL-CIO
1125 Fifteenth Street, N.W.:
Washington, DC 20005
RE:   Designated Senior Field Service Engineer

This is to confirm the understanding reached between Mitel Communications Solutions, Inc. (the "Company") and the International Brotherhood of Electrical Workers (the "Union") with respect to the Designated Senior FSE classification.

Definition:

The designated Senior FSE "election" will be used by the Company to fill the need, in select markets, for a limited number of key personnel, with very specific skills.

The elections, the number of individuals and the markets in which the individuals will be designated shall be at the exclusive discretion of the Company, based upon the following:

ELECTION CRITERIA:

-     Attainment of the Senior FSE classification.

- Superior customer relations skills and ability to address and satisfy customer needs at the professional level, i.e., IS Managers/Directors, Consultants, etc.

- Ability to articulate, verbally and in writing, solutions to complex computing, and converged CTI problems.

- Ability to coordinate technical activities and influence others through superior analytical skills and persuasive power.

- Able to travel (including temporary living) as reasonably required by the Company.

- Ability to coordinate technical activity at multiple sites occurring simultaneously

MAXIMUM NUMBERS

The Company shall determine the number and locations of designated Senior FSEs based on Company requirements.

DESIGNATED DIFFERENTIAL

The designated individuals will receive an on going differential of $ 2.00 per hour above the current Senior FSE hourly rate as part of their base. The elected individuals will also be eligible for temporary duty benefits in addition to travel allowance as appropriate.

FOR THE UNION:                           FOR THE COMPANY:

------------------------------------     ---------------------------------------
J. J. Berry, International President     Carl Carruthers, Vice President/General
                                         Manager

                                 TRAINING FORMS

                         MASTER TECHNICIAN PRE-REQUISITES
            To be attached to the Master Technician Application Form

The following information is required to determine the candidates readiness for undertaking the Master Technician Test. The Candidate is to indicate by a check mark the courses that have been successfully completed. The recommended courses are for reference only and equivalent material, whether achieved through other means or through formal tutorials, is recognized. NETG courses are available from the Multimedia Learning Center in Kanata.

Employee: ____________________________________    Date: ________________________

Region:   ______________________________

                                                                 Self        Date      Certified
1. Product                   Recommended course         Class    Study    Completed    Yes    No
----------               ---------------------------    -----    -----    ---------    ---    ---
PBX: Current Products
                         Mitel SX-2000 Certification    _____    _____    ______       ___    ___
                         Mitel SX-200 Certification     _____    _____    ______       ___    ___
                         Mitel SX200ICP                 _____    _____    ______       ___    ___
                         Mitel MN3300                   _____    _____    ______       ___    ___
Vmail:
                         NuPoint Messenger              _____    _____    ______       ___    ___

Technology
PC's and Application Software Intro
                         NETG/Microsoft                 _____    _____    ______       ___    ___
Data Communications
                         Network Essentials             _____    _____    ______       ___    ___

List any other courses that you have taken to improve your skills.

________________________________________________________________________
________________________________________________________________________

NOTE: THIS FORM IS SUBJECT TO COLLECTIVE BARGAINING AGREEMENT WHICH OVERRIDES THE FORM IN THE EVENT OF A DISCREPANCY.

SUBMIT TO:     DISTRICT OPERATIONS MANAGER                    FORM # MCS TECH 01
COPY TO:       REGIONAL DIRECTOR                              OCT. 2004
               HUMAN RESOURCES OFFICE

                          FSE EXAM STUDY PRE-REQUISITES
                   To be attached to the FSE Application Form

The following will form the basis of the individual employee training plan.

Employee: ____________________________________    Date: ________________________

Region:   ______________________________

                                                                                         Self        Date      Certified
1. Product                          Recommended course                          Class    Study    Completed    Yes    No
----------               -----------------------------------------              -----    -----    ---------    ---    ---
a)  IP/PBX:

                         Current MN3300 Certification                           _____    _____    ______       ___    ___
                         Current SX2000 Mitel SX2000 Certification              _____    _____    ______       ___    ___
                          ACD 2000 Mitel Self Study                             _____    _____    ______       ___    ___
                          ISDN/PRI Mitel Self Study                             _____    _____    ______       ___    ___
                         Current Ops Manager Certification                      _____    _____    ______       ___    ___

b) VoiceMail:
                             NuPoint Mitel/Baypoint Innovations                 _____    _____    ______       ___    ___

The knowledge/information displayed is required to determine the candidate's readiness for certain Product training and/or undertaking IP readiness courses. The recommended courses are for reference only and equivalent material, whether achieved through other means or through formal tutorials, is recognized. NETG courses are available from the Multimedia Learning Center in Kanata.

2. Technology
a) Op. System

       DOS               NETG /Microsoft                                        _____    _____    ______       ___    ___

       Windows 2000 NETG/Microsoft                                              _____    _____    ______       ___    ___

       Data Communications Mastery Point                                        _____    _____    ______       ___    ___

b) Networking
                         Introducing ISDN
                         Networking Foundations - Part 1 - NETG                 _____    _____    ______       ___    ___
                         Networking Foundations - Part 2 - NETG                 _____    _____    ______       ___    ___
                         LAN/ WAN Integration NETG course                       _____    _____    ______       ___    ___
                         Fiber Optics NETG course                               _____    _____    ______       ___    ___
                         OSI Model                                              _____    _____    ______       ___    ___
                         ICND NETG course                                       _____    _____    ______       ___    ___

NOTE: This form is subject to collective bargaining agreement which overrides the form in the event of a discrepancy.

SUBMIT TO:    DISTRICT OPERATIONS MANAGER                     FORM # MCS TECH 01
COPY TO:      REGIONAL DIRECTOR                               SEPT. 2004
              HUMAN RESOURCE

                      SENIOR FSE EXAM STUDY PRE-REQUISITES
                   To be attached to the FSE Application Form

The following will form the basis of the individual employee training plan.

Employee: ____________________________________    Date: ________________________

Region:   ______________________________

                                                                                         Self        Date      Certified
1. Product                          Recommended course                          Class    Study    Completed    Yes    No
----------               -----------------------------------------              -----    -----    ---------    ---    ---
a)  IP/PBX:

                         Current MN3300 Certification                           _____    _____    ______       ___    ___
                         Current SX2000 Mitel SX2000 Certification              _____    _____    ______       ___    ___
                          ACD 2000 Mitel Self Study                             _____    _____    ______       ___    ___
                          ISDN/PRI Mitel Self Study                             _____    _____    ______       ___    ___
                         Current Ops Manager Certification                      _____    _____    ______       ___    ___

b) VoiceMail:

                             NuPoint Mitel/Baypoint Innovations                 _____    _____    ______       ___    ___

The knowledge/information displayed is required to determine the candidate's readiness for certain Product training and/or undertaking the CCNA Certification path and IP readiness courses. The recommended courses are for reference only and equivalent material, whether achieved through other means or through formal tutorials, is recognized. NETG courses are available from the Multimedia Learning Center in Kanata.

2. Technology
a) Op. System
       DOS               NETG /Microsoft                                        _____    _____    ______       ___    ___
       Windows 2000 NETG/Microsoft                                              _____    _____    ______       ___    ___

       Data Communications Mastery Point                                        _____    _____    ______       ___    ___

b) Networking
                         Introducing ISDN
                         Networking Foundations - Part 1 - NETG                 _____    _____    ______       ___    ___
                         Networking Foundations - Part 2 - NETG                 _____    _____    ______       ___    ___
                         LAN/ WAN Integration NETG course                       _____    _____    ______       ___    ___
                         Fiber Optics NETG course                               _____    _____    ______       ___    ___
                         OSI Model                                              _____    _____    ______       ___    ___
                         ICND NETG course                                       _____    _____    ______       ___    ___
                         Any Cisco CCNA certification study material
                         Mitel Provided Network Lab Exercise Participation

NOTE: This form is subject to collective bargaining agreement which overrides the form in the event of a discrepancy.

SUBMIT TO:    DISTRICT OPERATIONS MANAGER                     FORM # MCS TECH 01
COPY TO:      REGIONAL DIRECTOR                               SEPT. 2004
              HUMAN RESOURCES